Exhibit 10.27

Strictly Private and Confidential

4 November 2024

To:

Robert N. Feldman Revocable Living Trust

Robert N. Feldman, Trustee

From:

Evolution Metals LLC

David Wilcox, Managing Member

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (the “Agreement”) is made and entered into this 4th day of November 2024 (the “Execution Date”),

BETWEEN:

Robert N. Feldman Revocable Living Trust or yet to be created irrevocable trust or trusts

(“Party A”)

and

Evolution Metals LLC,

a Delaware limited liability company, (“Party B”)

and

Robert N. Feldman

(as an individual for purposes of the non-compete clause)

BACKGROUND:

A.	Party A and Party B are each a separate “Party” and together are the “Parties” to this Agreement.

B.	Party A and Party B had previously agreed and executed an Investment Agreement dated 22 August 2024 (the “22 Aug 2024 CMR Investment Agreement”).

C.	On 30 October 2024, CMR’s 225,000 sq foot plant in Junction City, Missouri suffered a fire (the “CMR Fire Event”) within the plant which destroyed substantially all of the plant, equipment, inventory and finished product within the plant. No employees were injured nor were there any known personal injuries sustained by those in the surrounding community.

D.	Due to the CMR Fire Event, the 22 Aug 2024 CMR Investment Agreement is hereby terminated upon execution of this Agreement.

E.	The Robert N. Feldman Revocable Living Trust or a yet to be created irrevocable trust or trusts own(s) 100% of the shares of Critical Mineral Recovery, Inc. (“CMR”), a lithium-ion battery recycling business for electric vehicle and consumer-grade lithium-ion batteries.

F.	Party B has entered into a business combination agreement and plan of merger (“BCA”) dated 4 November 2024 to merge with Welsbach Technology Metals Acquisition Corp, a Special Purpose Acquisition Corporation (“SPAC”) (Nasdaq: WTMA) through which Party B will become listed on Nasdaq with the surviving entity named “Evolution Metals & Technologies” (“EM&T”) (this merger defined as the “deSPAC”), with such deSPAC planned to be completed by 28 December 2024.

G.	Party B intends to raise US$2bn of PIPE capital in connection with the deSPAC.

H.	Party A desires to procure the sale of all of the shares of Critical Mineral Recovery, Inc. in Junction City, Missouri to Party B, and Party B desires to acquire all the shares of Critical Mineral Recovery, Inc. in Junction City, Missouri from Party A, pursuant to the completion of the deSPAC above (the “CMR Acquisition”).

IN CONSIDERATION OF and as a condition of the Parties entering into this Agreement and other valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the Parties to this Agreement agree as follows:

Purchase and Sale

1.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (United States Dollars).

2.	Party A and Party B have acknowledged and agreed that this transaction is structured as a share purchase. Party B will acquire all of the shares of CMR (the “CMR Sale Shares”) for a combined aggregate purchase price of $400,000,000 (four hundred million US dollars) (the “Purchase Price”); with A.) $225,000,000 (two hundred and twenty-five million US dollars) of the Purchase Price paid in shares of EM&T to Robert N. Feldman Revocable Trust at the time of the deSPAC closing; and, B.) $125,000,000 (one hundred and twenty-five million US dollars) of the Purchase Price paid in cash at the time of the deSPAC closing to the Robert Feldman Revocable Trust; and, C.) cash paid for debt repayment in connection with CMR which cash amount is capped at and is $50,000,000 (fifty million US dollars) of the Purchase Price. Party B shall not assume any liabilities of CMR or any other entity, excluding working capital liabilities. Party A and Party B agree to use best efforts to structure the deSPAC transaction (the “Proposed Transaction”) in such a manner that share consideration received by Party A qualifies for tax-free/tax deferred treatment under the Internal Revenue Code, and regulations promulgated thereunder. Additionally, to the extent not otherwise already paid by Party B, Party B shall be responsible for and pay in its entirety any and all professional fees incurred by Party A with the Forvis Mazars certified public accounting firm and UHY auditor for professional services relating to, touching upon, and arising out of the assistance of Forvis Mazars to the UHY auditors and the UHY audit, engaged by Party B to audit the last three fiscal years of books and records of CMR, as well as all CMR expenses in connection with the deSPAC, including the US SEC review and approval process of the deSPAC.

3.	The Purchase Price shall be allocated as follows:

A.	$50mm (fifty million US dollars) for repayment of debt in connection with CMR;

B.	$200mm (two hundred million US dollars) for the intellectual property, trade secrets and any associated trade-marks of Robert N. Feldman and his executive team for the unique knowledge and the unique experience of building, operating and bringing to full capacity a state-of-the-art 225,000 square foot lithium-ion battery recycling operation capable of processing over 60,000 tons per annum of electric vehicle and consumer-grade lithium-ion batteries, which was the largest lithium-ion battery processing facility in the world and the only large commercial scale lithium-ion battery processing facility in the US, including the engineering designs, engineering expertise, equipment expertise, equipment procurement expertise, equipment construction expertise, plant and equipment operating expertise, and all other technical and engineering plans, designs and expertise needed to re-build the CMR plant.

C.	$125mm (one hundred million US dollars) for the Trade Agreement with Interco to sell litium-ion batteries and battery materials to CMR pursuant to this Investment Agreement (please see clause 5b below), which Trade Agreement shall incorporate by reference to Interco’s existing contracts and relationships with lithium-ion battery suppliers to Interco.

D.	$25mm (twenty-five million US dollars) for the Land Lease Agreements (please see clause 5a below), State of Missouri agency and regulatory relationships, Junction City, Missouri community relationships, local labor force, industry relationships, and industry knowledge outside of items B and C above, including relationships with the State of Missouri Governor’s Office, State of Missouri Department of Natural Resources, and Missouri Occupational Safety and Health Administration.

Conditions Precedent to Closing

4.	Party A shall transfer to Party B the CMR Sale Shares immediately upon the fulfillment, or waiver by the appropriate Party, of each of the following conditions precedent (the “Conditions Precedent”) on or before the deSPAC closing:

a.	The completion and execution of land lease agreements with a term of 15 (fifteen) years (the “Land Lease Agreements”) for the land applicable to the CMR Sale Shares with such Land Lease Agreement to be mutually agreed by the Parties. This Land Lease Agreements shall also include lease agreements for the land adjacent to the existing CMR plant in order for EM&T to re-build a lithium-ion battery recycling plant, with such adjacent land to be mutually agreed by the Parties.

b.	The completion and execution of an Interco trade agreement with a term of 10 (ten) years (the “Interco Trade Agreement”) for Interco or its affiliate to become a trade partner with EM&T for providing the lithium-ion batteries for recycling by CMR with such Interco Trade Agreement to be mutually agreed by the Parties.

c.	The completion and execution of the transition agreement (the “Transition Agreement”) which governs the transition of the CMR business operations from other Interco businesses as necessary for CMR to conduct its business on a stand-alone basis.

d.	Approvals and Consents: The receipt of all necessary approvals, consents, and waivers (i) from governmental and regulatory authorities or similar clearances, including from financial regulatory and competition authorities; (ii) from all Parties shareholders and/or Board of Directors and/or any other approvals as required; and (iii) from any third Parties, as may be required to lawfully complete the transaction, in each case (i) through (iii) above on terms acceptable to both Parties.

e.	No Material Adverse Change: No material adverse change from what is disclosed in the diligence materials provided by Party A in the condition (financial or otherwise), sales, liquidity, equity, capital adequacy, assets, liabilities, business, or prospects of CMR; with such disclosure to include the CMR Fire Event.

f.	Compliance with Representations and Warranties: All representations and warranties of Party A and Party B set forth in this Agreement shall be true and correct in all material respects.

g.	Parties A and B shall have performed all obligations required under this Agreement;

h.	Legal and Regulatory Compliance: Compliance by all Parties with all legal and regulatory requirements applicable to CMR and the CMR Acquisition.

i.	Absence of Litigation: No existing or pending litigation that could materially affect the ability of either Party A or Party B to fulfill its obligations under this Agreement, other than what has been disclosed as indicated in Appendix A.

j.	Required Documentation: Preparation and delivery of all necessary transaction documents required to effectuate the transfer of the CMR Sale Shares.

k.	No Adverse Regulation: The completion of this Agreement has not been wholly or partly prevented or materially adversely affected by any legislation or other regulation, court decision, public authority decision or similar circumstance, which is actual or could reasonably be anticipated, which is outside the control of Party B and which Party B could not reasonably have foreseen at the time of this Agreement.

l.	Full Disclosure: Party A did not disclose any information to Party B that is materially inaccurate or misleading; and/or Party A did not neglect to disclose to Party B any material information about CMR. Party A disclosure data room details are attached in Appendix A.

m.	Bad Actions: Party A not having engaged in any actions that would reasonably be expected to adversely affect the conditions for the deSPAC closing or successful completion of the deSPAC closing.

n.	Receipt of funds. Party A shall have received the Purchase Price.

o.	Any other condition as mutually agreed by all Parties.

Closing

5.	Closing Date: The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place on or before the deSPAC closing at a location to be mutually agreed by the Parties, or such other date and place as the Parties may mutually agree in writing.

a.	Deliverables of Party A. At the Closing, Party A shall deliver to Party B the following:

(i)	Assignments of any contracts, permits, or licenses included in the CMR Sale Shares;

(iii)	Any other documents necessary to transfer the CMR Sale Shares to Party B.

b.	Deliverables of Party B: At the Closing, Party B shall deliver to Party A:

(i)	The Purchase Price;

(ii)	Any other documents necessary to effect the transactions contemplated by this Agreement.

Representations and Warranties of Party A

6.	Party A warrants and represents to Party B as follows:

a.	CMR will be free of any lien, encumbrance, security interests, charges, mortgages, pledges, or adverse claim or other restriction that would prevent the transfer of CMR to Party B.

b.	Party A is not bound by any agreement that would prevent any transactions connected with this Agreement.

c.	There is no legal action or suit pending against any Party, to the knowledge of Party A that would materially affect this Agreement, other than what has been disclosed as indicated in Appendix A.

Representations and Warranties of Party B

7.	Party B warrants and represents to Party A as follows:

a.	Party B would not be recognized as an issuer, insider, affiliate, or associate of Party A under applicable securities laws and regulations.

b.	Party B is not bound by any agreement that would prevent any transactions connected with this Agreement.

c.	There is no legal action or suit pending against any Party, to the knowledge of Party B, that would materially affect this Agreement.

Covenants of Party A

8.	Party A hereby covenants and agrees as follows:

a.	Party A and Party B agree to work together to prepare CMR for the deSPAC closing including preparing a deal data room, completing a PCAOB audit as soon as possible and the interim stub period review, and assist to complete the S-4 US SEC Registration Statement disclosure document on CMR.

b.	Party A shall take all reasonable actions to procure that with respect to the CMR Share Sale, all available information is correct and complete and provides a true and fair view of the operational and financial circumstances of CMR, not omitting any material information, and that due diligence will not reveal any material negative deviations in underlying performance to what has been disclosed to Party B.

c.	Party A shall take all reasonable actions to procure that CMR will be run in its ordinary course of business from the date of this Agreement up to the transfer of CMR.

d.	Party A shall take all reasonable actions to procure that the existing operational personnel of CMR are available, and willing, to continue in their roles following change of asset ownership and/or restructuring.

e.	Party A shall use commercially reasonable efforts to assist Party B to complete full due diligence on CMR, including legal, financial, business and tax due diligence. All diligence efforts shall be subject to a reasonably acceptable schedule to be agreed to by all Parties within ten business days of the execution of this Agreement.

f.	Indemnity. Party A shall indemnify and hold harmless Party B, except for in connection with the CMR Fire Event, from any and all claims and causes of action of any and every nature brought against Party A for actions or non-actions occurring at any time prior to the date of closing of the CMR Acquisition share purchase contemplated herein.

g.	Notwithstanding anything herein to the contrary, to the extent that the insurance policies currently inuring to the benefit of CMR cover and pay out for any regulatory fine or agency mandated payment (“Insurance Payment”) relating to the October 30, 2024 fire sustained by CMR at its Fredericktown facility (“Regulatory Agency Mandated Payment”), the Regulatory Agency Mandated Payment will be paid in part by Party B in an amount equal to but not more than the Insurance Payment and the unpaid balance thereof shall be the responsibility of Party A.

h.	Party A shall not require Party B to pay land lease payments pursuant to the land applicable to CMR for a period of 10 (ten) years after the Closing.

Covenants of Party B

9.	Party B hereby covenants and agrees as follows:

a.	Robert N. Feldman (“Feldman”) shall remain in an executive role at CMR to be agreed upon by the Parties, and shall also remain as the primary active operator and officer of CMR and its affiliate, Interco Trading, Inc. (“Interco”) post the completion of the deSPAC closing.

b.	Party B shall provide to the key executives of CMR a Management Incentive Program (“MIP”) which will consist of a certain amount of equity options on the EM&T Nasdaq listed shares and awarded according to Key Performance Indicators (“KPIs”) to be agreed. The specific details of the MIP to be mutually agreed by the Parties at a later date.

c.	To the extent outside accounting and resources (“Outside Resources”) are required during the deSPAC process, Party B will arrange and financially support and pay Party A for these Outside Resources.

d.	The Parties agree to work together to prepare CMR for the deSPAC merger including preparing a deal data room, completing a PCAOB audit as soon as possible on CMR, and assist to complete the S-4 US SEC Registration Statement disclosure document on CMR.

Covenants of Feldman

10.	Feldman hereby covenants and agrees as follows:

a.	Feldman agrees that for a period of 5 (five) years following any separation event whereby Feldman separates from EM&T, regardless of the reason for the separation, he shall not, directly or indirectly:

(i)	Engage in Competitive Business: Own, manage, operate, join, control, finance, or participate in the ownership, management, operation, or control of, or be employed by or consult for, any competitor to EM&T;

(ii)	Solicitation of Suppliers or Customers: Solicit, contact, or attempt to solicit or contact, directly or by assisting others, any existing or prospective suppliers or customers of EM&T with whom he had contact or knowledge prior to his separation from EM&T;

(iii)	Interference with Business Relationships: Induce, encourage, or attempt to induce or encourage any supplier, vendor, customer or business partner to terminate or modify their business relationship with EM&T.

(iv)	Notwithstanding anything herein to the contrary, and the Parties being cognizant of the concurrent status of Feldman as CEO of Interco and the potential prospective contemplated status of Feldman as Co-CEO of EM&T, nothing herein shall preclude Feldman, on behalf of Interco, from operating Interco’s business as a global metals buyer, seller and trader in any fashion as deemed fit by Interco and/or Feldman except that Interco shall not, for the term of covenants applicable herein, process lithium-ion batteries.

Assignments or Transfers

11.	Party A agrees that neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred, in whole or in part, without the prior written consent of Party B. Any attempted assignment or transfer in violation of this provision shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

12.	Party B agrees that neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred, in whole or in part, without the prior written consent of Party A; except Party B may assign and transfer this Agreement, without the approval from Party A, to a special purpose vehicle subsidiary or affiliate for the sole purpose of completing the deSPAC. Any attempted assignment or transfer in violation of this provision shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Termination

13.	Termination Events: This Agreement may be terminated prior to Closing:

a.	By mutual written consent of Party A and Party B;

14.	Effect of Termination: In the event of termination, all obligations of the Parties shall cease, except those obligations that expressly survive termination.

Exclusivity

15.	Upon the execution of this Agreement and continuing until 28 December 2024, Party A grants exclusivity to Party B to acquire CMR meaning each Party shall not solicit, negotiate, discuss nor consummate a transaction that deters the transactions contemplated in this Agreement, or the completion of the deSPAC. In connection therewith, Party A agrees not to solicit offers, engage in negotiations or consummate transactions that could deter or have a material adverse effect on the transactions contemplated in this Agreement or the completion of the deSPAC. Notwithstanding the foregoing, Party A may incur debt without violating this Exclusivity but must provide notice to Party B for any substantial debt incurred during the period of exclusivity.

Confidentiality

16.	Party A and Party B each agree to keep all negotiations confidential, including the existence and contents of this Agreement, except as required to be disclosed to its related business organizations, any of its respective officers, directors, employees and professional advisers solely with a need to know in connection with evaluating the transaction described herein. This Agreement will be considered “Confidential Information” under that certain Mutual Non-Disclosure Agreement between Party A and Party B dated as of 25 July 2024.

Expenses

17.	Except as otherwise agreed elsewhere herein, all Parties agree to pay all their own costs and expenses in connection with this Agreement.

Finder’s Fees

18.	No Party to this Agreement will pay any type of finder’s fee to any other Party to this Agreement or to any other individual in connection to this Agreement.

19.	All Parties to this Agreement warrant and represent that no investment banker or broker or other intermediary has facilitated the transaction contemplated by this Agreement and is entitled to a fee or commission in connection with said transaction. All Parties to this Agreement indemnify and hold harmless all other Parties to this Agreement in connection with any claims for brokerage fees or other commissions that may be made by any Party pertaining to this Agreement.

Governing Law; Exclusion of Consequential Damages

20.	This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to the principles of conflicts of law thereof. This clause specifies that the agreement will be interpreted and enforced based on the laws of Florida, regardless of the location of the Parties involved. It also clarifies that any potential conflicts between the laws of Florida and other jurisdictions will be resolved in favor of Florida law. Any legal suit, action, or proceeding arising out of or related to this Agreement shall be instituted exclusively in the Southern District of Florida Federal court, and each Party consents to the exclusive jurisdiction of such courts.

Dispute Resolution

21.	Any dispute arising out of or in connection with this Agreement shall be attempted to be settled amicably through negotiations between the Parties within 30 days from the date of written notice of such dispute by either Party to the other. If the Parties fail to settle the dispute amicably within the prescribed period, the Parties agree, that as a strict condition precedent to litigation, they shall participate in good faith in confidential, non-binding mediation conducted by a mutually agreed upon mediator or, in the absence of any such agreement, such mediator as is appointed by the then presiding judge of the Circuit Court of the County of Dade, Florida. In the event litigation ensues, such litigation shall be submitted to the exclusive jurisdiction of the Southern District of Florida Federal court.

Miscellaneous

22.	Time is of the essence in this Agreement.

23.	This Agreement may be executed in counterparts. Wet signatures and/or signatures thru docusign (https://www.docusign.com) are binding and are considered to be original signatures.

24.	All warranties, representations and covenants (specifically the Indemnity covenant in clause 7f of this Agreement) of Party A and Party B connected with this Agreement will survive the deSPAC closing.

25.	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine gender and the feminine gender and vice versa.

26.	If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the Parties’ intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

27.	This Agreement contains the entire agreement between the Parties. All negotiations and understandings have been included in this Agreement. Statements or representations which may have been made by any Party to this Agreement in the negotiation stages of this Agreement may in some way be inconsistent with this final written Agreement. All such statements are declared to be of no value in this Agreement. Only the written terms of this Agreement will bind the Parties.

28.	This Agreement may be amended only by a written instrument signed by all Parties.

29.	This Agreement and the terms and conditions contained in this Agreement apply to and are binding upon Party A and Party B and their respective successors, assigns, executors, administrators, beneficiaries, and representatives.

30.	Any notices or delivery required here will be deemed completed when hand- delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the Parties at the addresses contained in this Agreement or as the Parties may later designate in writing.

31.	All of the rights, remedies and benefits provided by this Agreement will be cumulative and will not be exclusive of any other such rights, remedies and benefits allowed by law.

32.	Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

33.	This Agreement is intended for the benefit of the Parties hereto and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Contact Details

Evolution Metals LLC

David Wilcox

Managing Member

[***]

[***]

Andrew F. Knaggs, Esq.

President and Corporate Counsel

[***]

[***]

Critical Mineral Recovery, Inc.

Rob Feldman

Founder and CEO

[***]

[***]

AGREED AND ACCEPTED:

Signature:	Signature:

/s/ David Wilcox	/s/ Rob Feldman
David Wilcox, Managing Member	Rob Feldman, Trustee
Evolution Metals LLC	Robert N. Feldman Revocable Living Trust

Signature:

/s/ Robert N. Feldman
Robert N. Feldman (as an individual)
For purposes of the Non-Compete

Appendix A

Disclosure Data Room for CMR

The CMR Fire Event